EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of PICO Holdings, Inc. of our report dated March 4, 2004, relating to the consolidated statements of operations, stockholders’ equity, and cash flows of HyperFeed Technologies, Inc. and subsidiary for the year ended December 31, 2003, which report appears in the December 31, 2005 Annual Report on Form 10-K of PICO Holdings, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
May 17, 2006